Exhibit 99.1

P R E S S R E L E A S E

Agile Software Corporation Voice: (408) 284-4000 6373 San Ignacio Avenue San Jose, CA 95119 Fax: (408) 284-4002

Media Contact
Terri Pruett
Agile Software Corporation
Terri.Pruett@agile.com
408-284-4048

FINAL—FOR IMMEDIATE RELEASE

Agile Software Corporation Announces Filing of Shareholder Derivative Suit

San Jose, CA—December 11, 2006—Agile Software Corporation (Nasdaq: AGIL) today announced it has been notified that a shareholder derivative lawsuit was filed in the United States District Court for the Northern District of California on December 5, 2006, naming the Company as a nominal defendant and also naming as defendants certain of the Company’s officers and directors. The lawsuit makes claims with respect to the Company’s awarding of stock option grants, alleging that backdated stock options were granted by the Company from April 2000 through May 2002. Agile previously announced that a Special Committee was reviewing the Company’s historical stock option grant practices and related accounting. That review is still underway. The Company’s board of directors and management intends to review the allegations of the lawsuit and will address the matter and respond in a manner it considers to be in the best interests of the shareholders.

About Agile Software Corporation

Agile Software Corporation (NASDAQ: AGIL) helps companies drive profits, accelerate innovation, improve quality, enable globalization and ensure regulatory compliance throughout the product lifecycle. With a broad suite of enterprise class PLM solutions and time-to-value focused implementations, Agile helps companies get the most from their products. 3COM, Acer, Bayer, Broadcom, CooperVision, Dell Inc., Flextronics International, Foxconn, GE Medical Systems, Harris, Heinz, Johnson & Johnson, Johnson Diversey, Lockheed

Martin, McAfee, McDonald’s, Micron, Philips, QUALCOMM, Sharp, Shell, Siemens, Tyco Healthcare and ZF are among the over 11,000 customers in the automotive, aerospace and defense, consumer packaged goods, electronics, high tech, industrial products, and life sciences industries that have licensed Agile solutions. For more information, call 408-284-4000 or visit www.agile.com.

Agile, Agile Software and the Agile logo are registered trademarks and Agile On Demand, Agile Advantage, Agile Product Collaboration, Agile Product Cost Management, Agile Product Governance & Compliance, Agile Product Service & Improvement, Agile Product Quality Management, Agile Product Portfolio Management, Agile Engineering Collaboration, Agile Product Interchange and AgileMD are trademarks of Agile Software Corporation in the U.S. and/or other countries. All other brand or product names are trademarks and registered trademarks of their respective holders.